XL CAPITAL LTD
                               ONE BERMUDIANA ROAD
                             HAMILTON HM 11, BERMUDA


                                                                   July __, 2006
Paul Giordano
[Address]

Dear Mr. Giordano:

            Effective upon (and subject to) consummation (the "consummation") of the initial public offering (the "IPO") of common shares of Security Capital Assurance Ltd. ("SCA"), the unexercised stock options, unvested restricted shares and long-term incentive award granted by XL Capital Ltd ("XL") to you (the stock options and restricted shares are listed on Exhibit A attached hereto) will be irrevocably cancelled. In substitution for your options to purchase XL shares (other than those granted on December 4, 1998 and those granted on January 5, 2005) you will receive options to purchase SCA shares, in substitution for your unvested restricted XL shares (and your options granted on December 4, 1998 and those granted on January 5, 2005) you will receive restricted SCA shares, and in substitution for your XL long-term incentive award you will receive a cash-based long-term incentive award from SCA, each as described below.

            Each SCA stock option issued in substitution for an XL stock option
(i) will have the same term as the corresponding XL option (including post-termination exercise provisions), (ii) will have an exercise price per share equal to the price paid by the public per share in the IPO, and (iii) will be to purchase the number of SCA shares which results in the value of the SCA option (using the Black-Scholes valuation model based on the assumptions set forth in Exhibit B hereto) equal to the value of the corresponding XL option (using the Black-Scholes valuation model based on the assumptions set forth in Exhibit B hereto). The SCA stock options will vest as set forth on Exhibit A attached hereto, subject to the terms of the applicable award agreement. The SCA restricted shares will have a fair market value (based on the IPO price per share) equal to the value of the corresponding XL restricted shares (based on their closing trading price on May 31, 2006) or, in the case of SCA restricted shares issued in substitution for your options granted on December 4, 1998 and those granted on January 5, 2005, a fair market value (based on the IPO price per share) equal to the value of such options (using the Black-Scholes valuation model based on the assumptions set forth in Exhibit B hereto). The SCA restricted shares will vest as set forth on Exhibit A attached hereto, subject to the terms of the applicable award agreement. The cash-based long-term incentive award granted by SCA will have a target award equal to $1,075,000, the target award of the corresponding XL long-term incentive award. The SCA long-term incentive award will vest on December 31, 2008, subject to the terms set forth in the applicable award agreement.

            Please acknowledge your agreement to the foregoing with respect to your outstanding XL Capital long-term incentives by signing a copy of this letter below and returning it to Nicholas West, Global Stock Plan Administrator, XL House, One Bermudiana Road, PO Box HM 2245, Hamilton HM JX, Bermuda.

                                        Very truly yours,

                                        XL CAPITAL LTD



                                        By:  _______________________________
                                               Mark E. Anderson
                                               Senior Vice President
                                               Global Compensation & Benefits

Accepted and Agreed



___________________________
Paul Giordano

Date:  ____________________